Exhibit 99.1

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES
EPS OF $0.24 FOR THIRD QUARTER

Highlights:

•                                          Net revenue was $485.7 million for the third quarter ended September 30, 2006, an increase of 6.5% compared to the same quarter last year;

•                                          Diluted earnings per share were $0.24 for the third quarter ($0.25 per diluted share excluding stock option expense), compared to $0.11 per diluted share in last year’s third quarter;

•                                          EBITDA was $44.7 million for the third quarter, an increase of 31.2% compared to the same quarter last year;

•                                          As previously announced, the Company made an unscheduled debt reduction payment of $9.4 million in July 2006;  and

•                                          Debt rating upgrade by Moody’s from B2 to B1 with positive outlook.

Greenwood Village, Colorado (November 2, 2006) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the third quarter ended September 30, 2006.

Results of Operations for the Third Quarter 2006

For the third quarter ended September 30, 2006, EMSC generated net revenue of $485.7 million, an increase of 6.5% compared to the same quarter last year. The Company generated EBITDA of $44.7 million (including a $0.3 million restructuring charge), an increase of 31.2% compared to the same quarter last year. A reconciliation of EBITDA to GAAP financial measures is included in this news release.

EMSC generated net income of $10.3 million, or $0.24 per diluted share, on 42.5 million average diluted weighted shares outstanding ($0.25 per diluted share excluding stock option expense), for the third quarter of 2006, compared to net income of $3.0 million, or $0.11 per diluted share, on 34.2 million average diluted weighted shares outstanding, for the same quarter last year. The improvement in earnings is primarily due to revenue increases from new contracts, higher net revenue per encounter, new business lines, favorable results from our risk mitigation programs and expense reductions.

Operating cash flows for the quarter ended September 30, 2006, were $11.2 million, compared to $9.9 million for the same quarter last year. Changes in operating assets and liabilities during the

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quarter included an increase in accounts receivable of $27.1 million, primarily due to Medicare reimbursement delays and quarterly collection trends. Changes in other operating assets and liabilities included a net payment of $6.1 million related to the previously announced settlement with the United States Government.

Net cash used in investing activities was $45.8 million for the quarter ended September 30, 2006, compared to $42.0 million for the same quarter last year. Investing activities during the quarter related primarily to a net increase in insurance collateral of $19.3 million and net capital expenditures of $14.1 million. We also used $10.7 million of available cash to fund acquisitions.

Net cash used in financing activities was $12.6 million for the quarter ended September 30, 2006, compared to $10.9 million provided by financing activities for the same quarter last year. Financing activities during the quarter included an unscheduled payment on our senior secured term loan of $9.4 million.

William A. Sanger, Chairman and Chief Executive Officer, said, “We are pleased with the overall performance of EMSC in the third quarter and the recent upgrade of the Company’s debt ratings. At EmCare we continue to see exceptional revenue growth and margin expansion. At AMR, the quarter was highlighted by new market entries, product line expansion, and continued favorable results from our risk mitigation programs. The quarter was also impacted by the previously announced loss of four 9-1-1 zones in LA County.  However, we are encouraged with our progress in mitigating the impact of the reduced transports through expense reductions and the growth of our non-emergency transport volume.

“Lastly, we recently began the next phase of our consolidation initiative, focusing on regional operations.  The first phase, which was substantially completed in the first quarter of 2006, was the consolidation of the corporate support functions between AMR and EmCare.  Under the current initiative, we are streamlining AMR operations, and anticipate initial annual savings of approximately $7 million in 2007, with an estimated one-time restructuring charge of $ 4.0-5.0 million in the fourth quarter ended December 31, 2006,” Sanger concluded.

Results of Operations for the Nine Months Ended September 30, 2006

For the nine months ended September 30, 2006, EMSC generated net revenue of $1.43 billion, an increase of 7.7% compared to the same period last year. EBITDA was $128.6 million, including a $1.2 million restructuring charge, an increase of 20.1% compared to the same period last year (excluding Laidlaw International, Inc. acquisition-related compensation charges in January, 2005).

EMSC generated net income of $28.3 million, or $0.67 per diluted share, on 42.4 million average diluted weighted shares outstanding ($0.68 per diluted share excluding stock option expense), for the nine months ended September 30, 2006, compared to net income of $7.9 million for the same period last year.

Operating cash flows for the nine months ended September 30, 2006, were $123.6 million, compared to $96.0 million for the same period last year. Changes in operating assets and liabilities included a decrease in accounts receivable of $4.8 million, an increase in insurance accruals of $10.4 million, and a net contribution of $11.6 million from other operating assets and liabilities.

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Net cash used in investing activities was $87.6 million for the nine months ended September 30, 2006, compared to $902.8 million (including $828.8 million related to the acquisition of AMR and EmCare from Laidlaw in February 2005) for the same period in 2005. Net cash used in investing activities during the nine months ended September 30, 2006, relates primarily to net capital expenditures of $42.4 million for the purchase of new vehicles, medical equipment and technology-related assets, a net change in insurance collateral of $31.8 million and business acquisitions of $11.6 million.

For the nine months ended September 30, 2006, net cash used in financing activities was $31.6 million, compared to net cash provided by financing activities of $813.1 million (including $822.7 million related to the acquisition of AMR and EmCare from Laidlaw in February 2005) for the nine months ended September 30, 2005.  Financing activities during the period included unscheduled payments on our senior secured term loan of $19.4 million.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the third quarter ended September 30, 2006, AMR generated net revenue of $299.3 million, an increase of 2.5% (4.2% excluding 2005 hurricane-related revenues) compared to the same quarter last year.  EBITDA was $24.6 million (excluding a $0.3 million restructuring charge), an increase of 8.5% compared to the same quarter last year. The increase in EBITDA resulted primarily from the net impact of revenue growth during the period, lower insurance costs as a result of our risk mitigation programs, and lower support costs, partially offset by the loss of a portion of the LA County 9-1-1 contract in June 2006.

For the nine months ended September 30, 2006, AMR generated net revenue of $888.5 million, an increase of 3.9% (4.4% excluding 2005 hurricane-related revenues) compared to the same period last year. EBITDA was $73.1 million (excluding a $1.2 million restructuring charge), a decrease of 2.2% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January, 2005).

EmCare

For the third quarter ended September 30, 2006, EmCare generated net revenue of $186.4 million, an increase of 13.4% compared to the same quarter last year. EBITDA was $20.4 million, an increase of 78.7% compared to the same quarter last year. The increase in EBITDA resulted primarily from revenue increases from existing contracts, new contracts and reduced insurance expense.

For the nine months ended September 30, 2006, EmCare generated net revenue of $544.8 million, an increase of 14.6% compared to the same period last year. EBITDA was $56.7 million, an increase of 75.4% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January, 2005).

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Guidance

The Company previously provided annual guidance in the range of $168.0 million to $172.0 million in EBITDA, and diluted EPS of $0.85 to $0.90.  We expect results for the year ended December 31, 2006 to be slightly better than the high end of these ranges.

Conference Call

EMSC management will host a conference call and live audio webcast on Thursday, November 2, 2006, at 11:00 a.m. EST, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation® (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2005, EMSC provided services to nearly 9 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the

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outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Comparability of Historical Financial Data

The comparability of our financial information has been affected by a number of significant events and transactions.  In February 2005, AMR and EmCare were acquired by Emergency Medical Services L.P.  For the month ended January 31, 2005, prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw International, Inc., are referred to as the “Predecessor.” In addition, EMSC completed an IPO in December 2005 and used net proceeds from this offering to pay down a portion of a senior secured credit facility entered into as part of the acquisition. Generally the results of operations of our segments are comparable from quarter to quarter except for certain capital costs, such as interest and amortization, and Laidlaw acquisition-related compensation charges.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense.  EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Condensed Statements of Operations and Other Information

Including a Reconciliation of EBITDA to Net Income

(in thousands, except shares, per share data and other information)

					Predecessor
	Consolidated	Consolidated	Consolidated	Consolidated	combined	Pro forma
	three months	three months	nine months	eight months	one month	nine months
	ended	ended	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,	January 31,	September 30,
	2006	2005	2006	2005	2005	2005[1]
Net revenue	$485,697	$456,245	$1,433,272	$1,187,653	$143,069	$1,330,722
Compensation and benefits	333,406	319,292	990,380	822,595	103,191	925,786
Operating expenses	80,513	66,156	216,170	168,700	18,469	187,169
Insurance expense	12,111	21,048	54,222	60,382	7,768	68,150
Selling, general and administrative expenses	14,660	15,654	42,669	38,248	4,283	42,531
Restructuring charges	267	—	1,186	—	—	—
Laidlaw compensation charges	—	—	—	—	14,440	14,440
EBITDA	$44,740	$34,095	$128,645	$97,728	$(5,082)	$92,646

Reconciliation of EBITDA to net income (loss)
EBITDA	$44,740	$34,095	$128,645	$97,728	$(5,082)	$92,646
Depreciation and amortization expense	(16,841)	(14,843)	(49,045)	(38,811)	(3,894)	(42,705)
Income (loss) from operations	27,899	19,252	79,600	58,917	(8,976)	49,941
Interest expense	(11,532)	(12,824)	(34,269)	(34,407)	(1,169)	(35,576)
Realized gain (loss) on investments	88	(34)	(437)	(40)	13	(27)
Interest and other income (expense)	532	91	1,664	189	(4)	185
Loss on early debt extinguishment	(184)	—	(377)	—	—	—
Income tax (expense) benefit	(6,540)	(3,479)	(17,956)	(10,657)	4,060	(6,597)
Equity in earnings of unconsolidated subsidiary	21	—	38	—	—	—
Net income (loss)	$10,284	$3,006	$28,263	$14,002	$(6,076)	$7,926

Basic net income per common share	$0.25	$0.11	$0.68	$0.39	N/A	N/A
Diluted net income per common share	$0.24	$0.11	$0.67	$0.38	N/A	N/A
Average common shares outstanding, basic	41,502,978	33,319,242	41,499,172	33,171,280	N/A	N/A
Average common shares outstanding, diluted	42,525,620	34,233,022	42,431,108	33,705,808	N/A	N/A

Other Information
EmCare patient visits	1,620,587	1,543,156	4,799,897	4,059,846	464,500	4,524,346
AMR ambulance transports	717,737	720,727	2,175,352	1,923,047	243,700	2,166,747
AMR weighted transports	732,506	735,441	2,221,382	1,965,879	249,421	2,215,300

1                      Pro forma combined one-month Predecessor with eight-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Reconciliation of Segment EBITDA to Income from Operations

(in thousands)

					Predecessor
	Consolidated	Consolidated	Consolidated	Consolidated	combined	Pro forma
	three months	three months	nine months	eight months	one month	nine months
	ended	ended	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,	January 31,	September 30,
	2006	2005	2006	2005	2005[1]	2005[2]
AMR
EBITDA	$24,317	$22,665	$71,920	$67,813	$1,074	$68,887
Depreciation and amortization expense	(13,571)	(12,082)	(39,232)	(31,527)	(3,418)	(34,945)
Income (loss) from operations	10,746	10,583	32,688	36,286	(2,344)	33,942

EmCare
EBITDA	20,423	11,430	56,725	29,915	(6,156)	23,759
Depreciation and amortization expense	(3,270)	(2,761)	(9,813)	(7,284)	(476)	(7,760)
Income (loss) from operations	17,153	8,669	46,912	22,631	(6,632)	15,999

Total
EBITDA	44,740	34,095	128,645	97,728	(5,082)	92,646
Depreciation and amortization expense	(16,841)	(14,843)	(49,045)	(38,811)	(3,894)	(42,705)
Income (loss) from operations	$27,899	$19,252	$79,600	$58,917	$(8,976)	$49,941

1                       Loss from operations includes Laidlaw compensation charges of $5.8 million at AMR and $8.6 million at EmCare in connection with the acquisition from Laidlaw.

2                       Pro forma combined one-month Predecessor with eight-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Balance Sheets

(in thousands)

	Unaudited
	Consolidated	Consolidated
	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$22,464	$18,048
Trade and other accounts receivable, net	403,814	411,184
Other current assets	80,751	86,064
Total current assets	507,029	515,296
Non-current assets:
Property, plant and equipment, net	143,654	138,037
Goodwill and other intangible assets, net	330,330	329,351
Other long-term assets	313,892	284,344
Total assets	$1,294,905	$1,267,028

Liabilities and Equity
Current liabilities	$281,082	$277,435
Long-term debt	476,218	495,520
Other long-term liabilities	162,114	149,089
Total liabilities	919,414	922,044
Total equity	375,491	344,984
Total liabilities and equity	$1,294,905	$1,267,028

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Condensed Statements of Cash Flows

(in thousands)

					Predecessor
	Consolidated	Consolidated	Consolidated	Consolidated	combined	Pro forma
	three months	three months	nine months	eight months	one month	nine months
	ended	ended	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,	January 31,	September 30,
	2006	2005	2006	2005	2005	2005[1]
Cash Flows from Operating Activities
Net income (loss)	$10,284	$3,006	$28,263	$14,002	$(6,076)	$7,926

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, deferred taxes and other	24,200	19,450	68,591	43,841	(209)	43,632
Non-cash Laidlaw allocated compensation expense					14,440	14,440
Changes in operating assets/liabilities:
Trade and other accounts receivable	(27,088)	(18,475)	4,793	4,801	(20,771)	(15,970)
Insurance accruals	1,364	8,777	10,351	17,003	1,772	18,775
Other assets and liabilities	2,419	(2,893)	11,596	21,028	6,164	27,192
Net cash provided by (used in) operating activities	11,179	9,865	123,594	100,675	(4,680)	95,995

Cash Flows from Investing Activities
Purchase of property, plant and equipment, net	(14,098)	(14,806)	(42,394)	(34,382)	(3,890)	(38,272)
Acquisition of business, net of cash received	(10,747)	—	(11,587)	—	—	—
Insurance collateral	(19,258)	(23,580)	(31,773)	(46,014)	12,534	(33,480)
Other investing activities	(1,666)	(3,593)	(1,860)	(464)	(1,828)	(2,292)
EMS LP purchase of AMR and EmCare	—	—	—	(828,775)	—	(828,775)
Net cash (used in) provided by investing activities	(45,769)	(41,979)	(87,614)	(909,635)	6,816	(902,819)

Cash Flows from Financing Activities
EMS LP purchase of AMR and EmCare	—	1,795	—	822,733	—	822,733
Repayments of capital lease obligations and other debt	(11,466)	(2,317)	(25,389)	(25,922)	(2,021)	(27,943)
Other financing activities	(1,140)	11,384	(6,175)	7,631	10,653	18,284
Net cash (used in) provided by financing activities	(12,606)	10,862	(31,564)	804,442	8,632	813,074

Change in cash and cash equivalents	(47,196)	(21,252)	4,416	(4,518)	10,768	6,250
Cash and cash equivalents, beginning of period	69,660	31,365	18,048	14,631	3,863	3,863
Cash and cash equivalents, end of period	$22,464	$10,113	$22,464	$10,113	$14,631	$10,113

1                       Pro forma combined one-month Predecessor with eight-month Successor.

END